SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2002

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Commission file number	Exact name of Registrant as specified in its charter, State of incorporation, Address and Telephone number	IRS Employer Identification No.
1-14766	Energy East Corporation (A New York Corporation) P. O. Box 12904 Albany, New York 12212-2904 (518) 434-3049 www.energyeast.com	14-1798693
1-5139	Central Maine Power Company (A Maine Corporation) 83 Edison Drive Augusta, Maine 04336 (207) 623-3521	01-0042740
1-3103-2	New York State Electric & Gas Corporation (A New York Corporation) P. O. Box 3287 Ithaca, New York 14852-3287 (607) 347-4131	15-0398550
1-672	Rochester Gas and Electric Corporation (A New York Corporation) 89 East Avenue Rochester, New York 14649 (585) 546-2700	16-0612110

Not Applicable

(Former name or former address, if changed since last report.)

Item 5.  Other Events

Restructuring Initiative

On October 24, 2002, Energy East issued the following news release regarding its integration initiative:

ENERGY EAST CORPORATION ANNOUNCES
EARLY RETIREMENT PROGRAM AT OPERATING UTILITIES

Albany, NY, and Portland, ME, October 24, 2002 - As part of its ongoing system-wide integration, Energy East Corporation [NYSE:EAS] announced today a voluntary early retirement program for salaried employees of its six operating utilities which include The Berkshire Gas Company, Central Maine Power Company, Connecticut Natural Gas Corporation, New York State Electric & Gas Corporation, Rochester Gas and Electric Corporation, and The Southern Connecticut Gas Company. Full-time salaried employees who will be at least age 55 and have 10 or more years of service by March 31, 2003 will be eligible for the program. Approximately 550 employees meet those eligibility requirements.

"This voluntary early retirement program is an important step in the comprehensive integration and efficiency initiative we began this spring," said Wes von Schack, Energy East's chairman, president and chief executive officer. "The Integrating EExcellence initiative has involved hundreds of employees throughout the organization who are redefining how the company will run its business in the future. The savings from this initiative are essential for us to meet the efficiency targets imputed in utility rates by regulators, as well as meet the expectations of our customers and investors."

In addition to the voluntary early retirement program, Energy East also stated an involuntary severance program would be utilized by the operating companies after they determine the additional positions that must be eliminated to achieve optimum organizational efficiency and effectiveness. The number of employees affected by an involuntary program will be determined in the first quarter of 2003. More details on the results of the company's integration efforts will become available later this year. Energy East expects to incur a one-time restructuring charge of between $50-$100 million in the fourth quarter of 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 24, 2002	ENERGY EAST CORPORATION (Registrant) By /s/ Robert D. Kump Robert D. Kump Vice President, Treasurer and Secretary
Date: October 24, 2002	CENTRAL MAINE POWER COMPANY (Registrant) By /s/ Curtis I. Call Curtis I. Call Vice President, Controller & Treasurer
Date: October 24, 2002	NEW YORK STATE ELECTRIC & GAS CORPORATION (Registrant) By /s/ Sherwood J. Rafferty Sherwood J. Rafferty Senior Vice President and Chief Financial Officer
Date: October 24, 2002	ROCHESTER GAS AND ELECTRIC CORPORATION (Registrant) By /s/ Mark Keogh Mark Keogh Vice President, Treasurer & Secretary